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                                                                    EXHIBIT 23
INDEPENDENT AUDITORS' CONSENT

Armco Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 33-20852, 33-20853, 33-24258, 33-24259, 33-47468, and 33-65946 of Armco Inc. on
Form S-8 of (1) our reports dated February 9, 1994 on the financial statements and financial statement schedules of Armco Inc. and consolidated subsidiaries;
(2) our report dated January 26, 1994 on the financial statements and financial statement schedules of Armco Steel Company, L.P.; and (3) our report dated February 25, 1994 on the financial statements and financial statement schedules of Armco Financial Services Group - Companies to be Sold, appearing in and incorporated by reference in this Annual Report on Form 10-K of Armco Inc. for the year ended December 31, 1993.


DELOITTE & TOUCHE


Pittsburgh, Pennsylvania
March 28, 1994